Exhibit 10.8
Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [***], have been separately filed with the Securities and Exchange Commission.
AGREEMENT
made and signed on this 14 day of September, 2006
Between
Teva Pharmaceutical Industries Ltd.
a limited liability company incorporated under the laws of Israel, of 5 Basel Street, Petach Tiqva
49131, Israel
(“Teva”)
and
Protalix Biopharmaceuticals Ltd.
a limited liability company incorporated under the laws of Israel, of 2 Snunit St., Science Park
P.O. Box 455, Carmiel 20100 , Israel
(“Protalix”)
Teva and Protalix may be individually referred to as a “Party” and collectively as the “Parties”
WHEREAS, the Parties wish to carry out a Feasibility Program (as defined herein) to evaluate their potential collaboration in the development and manufacturing of two Proteins (as such term is defined below) on the basis of Protalix’s proprietary plant culture process, as more fully described herein;
WHEREAS, the Parties agree, that following the completion of such Feasibility Program, Teva shall have the option, but not the obligation, to enter into further collaboration with Protalix regarding the development of Licensed Products (as defined herein), all as more fully set forth herein and in accordance with the terms and conditions of this Agreement;
WHEREAS, the Parties agree that in the event that Teva shall exercise the aforementioned option to enter into the collaboration regarding the development of Licensed Products, Protalix shall grant to Teva and Teva shall acquire from Protalix, the License (as defined herein), all subject to and in accordance with the terms and conditions of this Agreement; and
WHEREAS, Protalix agrees to grant Teva a right of first look at Protalix’s proprietary product(s) for the treatment of Gauchers Disease, to enable Teva to evaluate its interest in negotiating and obtaining the GCD License (as such term is defined herein), all subject to and in accordance with the terms and conditions set out hereinbelow.
NOW, THEREFORE, the Parties, agree as follows:
1.	Preamble and Definitions
1.1.	The Preamble and Annexes hereto form an integral part of this Agreement.

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

1.2.	In this Agreement the terms below shall bear the meanings assigned to them below and other capitalized terms shall bear the meaning assigned to them in their parenthetical definition, unless specifically stated otherwise:
1.2.1.	“Additional Patents” - shall mean the patents and patent applications listed in Annex 1.2.1, which constitute all of the patents and patent applications that are proprietary to Protalix and existing on the Effective Date, other than the Platform Patents and patent application number [***]entitled [***], and any patent that may be issued thereon.

1.2.2.	“Affiliate” shall mean, with respect to any Party, any person, organization or entity directly or indirectly controlling, controlled by or under common control with, such Party. For purposes of this definition only, “control” of another person, organization or entity shall mean the ability, directly or indirectly, to direct the activities of the relevant entity, and shall include, without limitation (i) ownership or direct control of fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) direct or indirect possession, of the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the organization or other entity.

1.2.3.	“Annual Protalix Payment” shall bear the meaning assigned to such term in Section 10.5 below.

1.2.4.	“API” shall mean the bulk Proteins’ active pharmaceutical ingredient.

1.2.5.	“API COGS” shall bear the meaning assigned to such term in Section 10.4 below.

1.2.6.	“Backup Manufacturing File” shall bear the meaning assigned to such term in Section 10.7 below.

1.2.7.	“Breakthrough Technology” shall bear the meaning assigned to such term in Section 13.2 below.

1.2.8.	“Budget” shall bear the meaning assigned to such term in Section 4.14 below.

1.2.9.	“Combination Product” shall mean a product which comprises (a) a Licensed Product and (b) at least one other active ingredient, which, if administered independently of the Licensed Product, would have a clinical effect.

1.2.10.	“Change of Control” shall bear the meaning assigned to such term in Section 11.5 below.

1.2.11.	“Commercial GCD Services” shall bear the meaning assigned to such term in Section 14A.6 below.

1.2.12.	“Development Plan” shall bear the meaning assigned to such term in Section 4.4 below.

1.2.13.	“Effective Date” shall bear the meaning assigned to such term in Section 15.1 below.

1.2.14.	“EU” shall mean the member countries of the European Union, from time to time.

1.2.15.	“EU Market” shall mean all of Spain, the UK, Italy, Germany and France.

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

1.2.16.	“Evaluation Period” shall bear the meaning assigned to such term in Section 14.2 below.

1.2.17.	“External Development Expenses” shall bear the meaning assigned to such term in Section 4.14.2 below.

1.2.18.	“External Manufacturing Expenses” shall bear the meaning assigned to such term in Section 10.4 below.

1.2.19.	“Exclusive Manufacturing Term” shall bear the meaning assigned to such term in Section 10.1 below.

1.2.20.	“Escrow Agent” shall bear the meaning assigned to such term in Section 10.7(A) below.

1.2.21.	“Feasibility Program(s)” shall bear the meaning assigned to such term in Section 3.1.1 below.

1.2.22.	“Final Feasibility Report” shall bear the meaning assigned to such term in Section 3.1.7 below.

1.2.23.	“First Commercial Sale” shall mean, with respect to any Licensed Product the first commercial sale to a third party, in exchange for cash or some equivalent to which value can be assigned, after the obtaining of all necessary regulatory and other approvals required in order to commercially sell and market the Licensed Product in the country in which the sale is made, other than the sale of the Licensed Product for experimental, testing, compassionate or promotional purposes.

1.2.24.	“Further Sublicense” and “Further Sublicensee” shall bear the meaning assigned to such terms in Section 6.3 below.

1.2.25.	“GCD License” shall bear the meaning assigned to such term in Section 14.1 below.

1.2.26.	“GCD Product” shall bear the meaning assigned to such term in Section 14.1 below.

1.2.27.	“GCD Services” shall bear the meaning assigned to such term in Section 14A.1 below.

1.2.28.	“Innovator” shall mean the first to market with a specific proprietary Product.

1.2.29.	“Internal Expenses” shall bear the meaning assigned to such term in Section 4.14.1 below.

1.2.30.	“IP” shall mean (i) all inventions, materials, compounds, compositions, substances, methods, processes, techniques, know-how, technology, data, information, discoveries and other results of whatsoever nature, and any patents, copyrights, proprietary intellectual or industrial rights directly or indirectly deriving therefrom, as well as provisionals, patent applications (whether pending or not), and patent disclosures together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, copyrights, designs, trade styles, logos, trade dress, and corporate names, including all goodwill associated therewith; (iii) any work of authorship, regardless of copyrightability, all compilations, all copyrights; and (iv) all trade secrets, confidential information and proprietary processes.

1.2.31.	“License” shall bear the meaning assigned to such term in Section 6.1 below.

1.2.32.	“Licensed Information” shall bear the meaning assigned to such term in Section 6.1 below.

1.2.33.	“Licensed Product(s)” shall bear the meaning assigned to such term in Section 6.1 below.

1.2.34.	“Major Countries” shall mean the United States of America, Canada, the EU Market, China, Japan, Israel, Mexico, India, Australia and New Zealand.

1.2.35.	“Manufacturing Know-how” shall bear the meaning assigned to such term in Section 10.7 below.

1.2.36.	“Market Advantage” shall [***]

1.2.37.	“Milestone” shall bear the meaning assigned to such term in Section 8.1 below.

1.2.38.	“Milestone Payments” shall bear the meaning assigned to such term in Section 8.1 below.

1.2.39.	“Net Sales” shall mean with respect to a Licensed Product, the total gross amounts [***] in respect of such Licensed Product, as established in a bona fide arms-length transaction with an unrelated third party, less the following items (as they apply to such Licensed Product): (i) quantity and/or cash discounts actually allowed or taken; (ii) customs, duties, sales and similar taxes, if any, imposed on the Licensed Product, to the extent applicable to such sale and included in the invoice in respect of such sale; (iii) amounts actually allowed or credited by reason of rejections, return of goods (including as a result of recalls), any retroactive price reductions or allowances specifically identifiable as relating to the Licensed Product; (iv) amounts incurred resulting from government mandated rebate programs (or any agency thereof); (v) third party (a) rebates, (b) freight, postage, shipping and applicable insurance charges, to the extent the same are separately

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

itemized on invoices and actually paid as evidenced by invoices or other appropriate supporting documentation, and (c) chargebacks or similar price concessions related to the sale of the Licensed Product; (vi) bad debts deriving from Net Sales in respect of which Royalty Payments were paid to Protalix pursuant hereto, (vii) royalties paid to third parties [***] in respect of the use of such third party’s intellectual property rights (provided that in no event shall the amounts deducted in respect of such third party royalties under (vii) result in the reduction of the Royalty Payments to Protalix to less than [***]of the Net Sales attributable to any particular Licensed Product, (without derogating from any lower royalty rates as determined by Sections 8.2(a) or 8.2(b) below), and (vi) reasonable quantities of samples, provided the quantity of Licensed Product actually utilized for purposes of such samples shall not exceed [***] of the volume of annual Licensed Product sales during any given year during this Agreement. All of the foregoing shall be calculated in accordance with U.S. GAAP.

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In addition, the Net Sales shall be furthermore adjusted and reduced in the event that a Licensed Product is sold as part of a Combination Product as set forth in Section 8.4 hereto.

With respect to sales which are not at bona fide arms-length and/or are not in the ordinary course of business, the term “Net Sales” shall mean the total amount that would have been due in an arms-length sale made in the ordinary course of business and according to the then current market conditions for such sale or, in the absence of such current market conditions, according to market conditions for sale of products similar to the Licensed Products. If Licensed Products are sold or supplied in a currency other than United States Dollars then the sum of Net Sales shall first be determined in the currency in which such Licensed Products were invoiced and then converted into equivalent United States Dollars at the middle market rate of such foreign currency as quoted in the Financial Times at the close of business of the last business day of the quarter with respect to which the payment is made.

1.2.40.	“Non-Platform IP” — shall mean all Licensed Information and Teva IP, other than Platform IP.

1.2.41.	“Other IP” shall mean any and all IP developed within the framework of the collaboration hereunder (including both the performance of the Feasibility Program and the performance of Stage 2, in the event that Teva exercises its option to have Stage 2 performed), which is neither Platform IP nor Protein IP.

1.2.42.	“Platform IP” — shall mean Protalix’s existing and future proprietary recombinant plant culture process and technologies directly related to such process, and improvements thereto, as may be further developed in the course

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

of the collaboration, or otherwise, by or for Protalix, at any time prior to the expiration of [***] following the First Commercial Sale of the first Licensed Product. The list of patents and patent applications included under the Platform IP, existing as of the date of execution of this Agreement is attached hereto as Annex 1.2.42 (the “Platform Patents”).
All additional patent applications/ patents that may be filed by or for Protalix to cover portions of the Platform IP at any time prior to the expiration of [***] following the First Commercial Sale of the first Licensed Product, shall be immediately reported by Protalix to Teva and shall be included in the term ‘Platform Patents’ as of the time of such report.
1.2.43.	“Protalix Competitor” shall mean: [***]

1.2.44.	“Protein(s)” each of the two (2) therapeutic proteins as selected by Teva and agreed upon by Protalix (such agreement not to be unreasonably withheld, conditioned or delayed), expressed in plant cell-expression system, to be described in Annex 1.2.44 hereto, as might be substituted subject to the terms of this Agreement.

1.2.45.	“Protein IP” — shall mean any and all IP developed during the collaboration hereunder (including both the performance of the Feasibility Program and the performance of Stage 2, in the event that Teva exercises its option to have Stage 2 performed), which relates specifically to the Proteins and which is not Platform IP. Notwithstanding the foregoing, any patent(s) related to the Platform IP that specifically and directly and solely relates to one or both of the Proteins shall be considered part of the Protein IP, and not Platform IP.

1.2.46.	“ROFL” shall bear the meaning assigned to such term in Section 14.1 below.

1.2.47.	“ROFO” “ROFO Notice” and “ROFO Period” shall bear the meanings assigned to such terms in Section 3.2.1 below.

1.2.48.	“Royalty Payments” shall bear the meaning assigned to such term in Section 8.2 below.

1.2.49.	[***]

1.2.50.	“Stage 2” shall bear the meaning assigned to such term in Section 3.4 below.

1.2.51.	“Stage 2 Notice” and “Stage 2 Notice Period” shall bear the meaning assigned to such terms in Section 3.4 below.

1.2.52.	“Sublicence” shall mean any right granted, license given, or agreement entered into, by Teva and/or its Affiliates to or with any other person or entity

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

(whether or not such grant of rights, license given or agreement entered into is described as a sublicence or otherwise), permitting any use of the Licensed Information (or any part thereof) or any right to research, develop, make, have made, register, import, manufacture, use, sell, offer for sale, produce, sublicense, commercialize and/or distribute the Proteins and/or the Licensed Products for any indication; and the term “Sublicensee” shall be construed accordingly.

1.2.53.	“Teva Competitor” shall bear the meaning ascribed to such term in Section 11.5 below.

1.2.54.	“Teva IP” shall bear the meaning assigned to such term in Section 11.6 below.
1.3.	In this Agreement, words importing the singular shall include the plural and vice-versa and words importing any gender shall include all other genders and references to persons shall include partnerships, corporations and unincorporated associations.

1.4.	The words “including” and “includes” mean including, without limiting the generality of any description preceding such terms.

1.5.	In the event of any discrepancy between the terms of this Agreement and any of the Annexes hereto, the terms of this Agreement shall prevail.
2. General Scope
2.1.	The Parties hereby agree to collaborate in the development, and the manufacturing of the Proteins, on the basis of the Platform IP.

2.2.	The collaboration in respect of the development of the Licensed Products shall initially be carried out through the performance of the Feasibility Program. Following completion of same, should Teva so elect at its sole and exclusive discretion, the collaboration shall continue by way of the development of Licensed Products.

2.3.	The commercialization of the Licensed Products shall be performed solely by Teva (or any third party on its behalf in accordance herewith), without the collaboration of Protalix, under the License granted to Teva hereunder.
3.	The Collaboration
3.1.	The Feasibility Program – Stage 1
3.1.1.	Protalix shall carry out a feasibility program in respect of each of the Proteins in accordance with the protocol and time schedule as agreed between the Parties to be attached hereto within thirty (30) days of the Effective Date as Annex 3.1.1 (the “Feasibility Program”). An outline of the activities to be performed by Protalix under the Feasibility Program, as currently envisaged, is attached hereto as Annex 3.1.1A. The Feasibility Program will mainly consist of producing [***]. One (1) Protein shall be agreed upon between the Parties, within thirty (30) days of the

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

Effective Date, and shall be described in Annex 1.2.44 (the “First Protein”) and the other Protein (the “Second Protein”) shall be selected by Teva by [***] following the execution hereof, and agreed upon by Protalix, such agreement not to be unreasonably withheld.

3.1.2.	Protalix shall begin performing the Feasibility Program in respect of the First Protein immediately after the First Protein is selected by the Parties, and, shall begin performing the Feasibility Program in respect of the Second Protein, as soon as practicable, but no later than four (4) weeks following the selection of Second Protein by Teva and its approval by Protalix, as aforementioned.

3.1.3.	Each Feasibility Program will be carried out by Protalix at its sole cost and expense in accordance with a budget reasonably determined by it in accordance with industry standards, and based on the Feasibility Program. A Feasibility Program may be adjusted with the consent of the R&D Committee (as defined below) from time to time. A non-binding estimate of the resources and expenses that Protalix expects to dedicate to, and incur in the conduct of each Feasibility Program (inclusive, inter alia, of the estimated costs of FTEs and materials) will be submitted to the R&D Committee at the beginning of each Feasibility Program and an updated non-binding estimate pertaining to the remainder of the Feasibility Program shall be submitted twelve (12) months following commencement of each Feasibility Program. Protalix shall keep separate records of the expenses actually incurred by it in the conduct of each Feasibility Program and shall provide Teva and the R&D Committee with detailed quarterly reports of its expenses. For the avoidance of doubt, it is clarified that any major deviation by Protalix from the activities set forth under a Feasibility Program shall require the prior written approval of the R&D Committee. Any material increase in the cost of the conduct of the Feasibility Program deriving solely from an agreed change in the activities included in the Feasibility Program will be discussed and negotiated in good faith between the management of both Parties.

3.1.4.	Protalix shall complete each Feasibility Program within [***]. Any extension of such time period that may be requested by Protalix, with respect to each or any Protein, must be approved in advance and in writing by Teva, which approval shall not be unreasonably withheld. For avoidance of doubt, Protalix shall bear all costs and expenses related to the performance of the Feasibility Program until its completion regardless of the term of its duration.

3.1.5.	At the end of each calendar quarter during the course of the performance of each Feasibility Program, Protalix shall provide Teva with periodic progress reports regarding the progress of such Feasibility Program, in a form to be agreed in advance between the Parties.

3.1.6.	Teva’s representative(s) on the R&D Committee may, from time to time, request updates regarding the progress of Stage 1, in addition to the periodic progress reports, and Protalix shall provide any additional update that Teva’s representative(s) on the R&D Committee may reasonably request.

3.1.7.	Not later than sixty (60) days after the completion of the performance of

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

each Feasibility Program in respect of each Protein, Protalix shall provide Teva with a written report detailing the results of such Feasibility Program in respect of each Protein, in a form acceptable to Teva (each, a “Final Feasibility Report”).

3.1.8.	After receipt by Teva of each Final Feasibility Report, if Teva wishes to receive further information from Protalix it shall so advise Protalix by written notice specifying such additional information requested (the “First Notice”), to be delivered to Protalix no later than sixty (60) days as of the date of provision to Teva of the Final Feasibility Report. Protalix will provide such additional information within a reasonable time, but not later than sixty (60) days following receipt of the First Notice (the “Initial Response”). In the event that following receipt of the Initial Response, Teva wishes to receive further information from Protalix, it shall so advise Protalix by written notice specifying such additional information requested (the “Second Notice”), to be delivered to Protalix no later than forty five (45) days as of the date of provision to Teva of the Initial Response. Protalix will provide such additional information within a reasonable time but not later than forty five (45) days following receipt of the Second Notice (the “Additional Response”). In the event that following receipt of the Additional Response, Teva wishes to receive further information from Protalix, it shall so advise Protalix by written notice specifying such additional information requested (the “Third Notice”), to be delivered to Protalix no later than thirty (30) days as of the date of provision to Teva of the Additional Response. Protalix will provide such additional information within a reasonable time but not later than thirty (30) days following receipt of the Third Notice (the “Final Response”). In the event that the Initial Response, together with the Additional Response and the Final Response provide the full and complete information reasonably requested by Teva, then following submission of the Final Response Protalix shall not be required to provide any additional information to Teva in connection with the Final Feasibility Report.

3.1.9.	Protalix shall NOT be entitled to subcontract its obligations to perform the Feasibility Programs to any third party whatsoever without the prior written approval of Teva, which approval shall not be unreasonably withheld.

3.1.10.	Without limiting the generality of the second sentence of Section 16.6, the Parties hereby acknowledge that Protalix has not guaranteed that Stage 1 will be successful or achieve any specific results at all or within the specified time period.
3.2.	Right of First Offer
3.2.1.	Until the lapse of a [***] period from the Effective Date or until the selection by Teva of the Second Protein, whichever comes first (the “ROFO Period”) Protalix shall refrain from entering into an agreement with any third party the purpose of which is the development or commercialization of any [***] protein utilizing the Platform IP, unless Protalix shall first offer Teva in writing to select such protein as the Second Protein (the “ROFO” and the “ROFO Notice”, respectively). Upon receipt of the ROFO Notice Teva will have the right, within thirty (30) days of the date of the

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

ROFO Notice, to select such protein as the Second Protein, by written confirmation of such selection which selection Protalix shall be deemed as being in agreement with. Protalix shall immediately notify Teva in writing of the commencement of any negotiations with any third party regarding the development or commercialization of any [***] protein during the ROFO Period, and any such notice shall be deemed as a ROFO Notice pursuant to this Section 3.2.1, it being understood and agreed that Protalix shall not be required to divulge the identity of such third party or any other detail of such negotiations. The ROFO Notice shall in both cases be accompanied by any Protalix’s available information in respect of such [***] protein.

3.2.2	For the avoidance of doubt, Protalix shall not be required to offer any protein to Teva more than once pursuant to this Section 3.2.
3.3.	Substitution of a Protein
The Parties acknowledge and declare that their joint goal is that the performance of the Feasibility Program will result in the development of two (2) Proteins (within the timeframe envisaged hereunder) suitable, in technological and marketing terms, for implementation of Stage 2 (as such term is defined below). In furtherance thereof, the Parties may, at any time during the performance of a Feasibility Program, by mutual consent (which consent shall not be unreasonably withheld by either Party), and following the recommendation of the R & D Committee, decide upon the substitution of the Protein in respect of which such Feasibility Program is being conducted if the Parties are not satisfied with the results. Moreover, Teva, at its sole discretion, shall be entitled to substitute the Protein(s) in respect of which a Feasibility Program has been or is being conducted by another protein, by instructing Protalix to cease the performance of a Feasibility Program in progress, and to begin the performance of a Feasibility Program in respect of a different protein to be selected by Teva as per the procedure set out below, in each of the following events (i) during the first twelve (12) months from the commencement of a certain Feasibility Program, for any reason; or (ii) prior to the expiry of thirty (30) days after receipt by Teva of the Final Feasibility Report, Initial Response, Additional Response or Final Response (as the case may be), Teva reaches a decision that based on scientific reasons it requires substitution of a certain Protein. Teva’s right to substitution under (i) and (ii) above shall exist only once with respect to each Protein, and Teva shall be required to propose two new proteins, each of which must be Contractually Free (as such term is defined below), and Protalix shall have the right to choose one of them. Following such selection, such new protein shall become a Protein for the purposes hereof, and Protalix shall begin the performance of the Feasibility Program in respect of the replacement Protein as shall be agreed between the Parties at Protalix’ sole cost and expense. In any event, the replacement of one Protein with another as set forth in this Section shall be subject to the refund by Teva of the direct costs actually incurred by Protalix in the performance of the Feasibility Program, until the date of mutual consent as to, or the notice of, replacement (as the case may be), and winding down of the Feasibility Program in respect of the Protein that was replaced (provided

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

that such winding down costs shall be mitigated by Protalix to the maximum extent reasonably possible), which costs shall be evidenced by invoices and other supporting documentation that shall be provided to Teva.
For the purposes of this Section, the term “Contractually Free” shall mean, in respect of any protein, that no third party has been granted any rights by Protalix in respect of such protein, whether pursuant to an agreement or a term sheet or other similar legally binding document, that would preclude or limit Protalix’s ability to grant Teva the rights granted hereunder if such protein were to become a Protein.
3.4.	Teva’s Option for Stage 2
Within two (2) months of the later of receipt by Teva of each Final Feasibility Program Report, Initial Response, Additional Response or Final Response in conformance with Section 3.1.8 above (if at all) (the “Stage 2 Notice Period”), Teva, at its sole discretion, shall notify Protalix in writing in respect of each Protein, if it wishes to enter into the product development stage in respect of such Protein (“Stage 2”) (the “Stage 2 Notice”).
During the Stage 2 Notice Period Teva’s representatives shall have the right to visit and audit Protalix’s facilities for the sole purpose of evaluating its interest in entering into Stage 2, at times to be coordinated in advance between the Parties.
In the event that Teva does not provide Protalix with the Stage 2 Notice during the Stage 2 Notice Period with respect to any specific Protein, but provided that Protalix furnishes all of the information duly requested by Teva pursuant to Section 3.1.8 above, then this Agreement shall expire forthwith with respect to such Protein in which case, other than as to the obligations of confidentiality as set forth in Section 20 below and the obligation to return documentation as set forth in Section 15.6 below: (i) Teva shall not be obligated in any manner towards Protalix with respect to such Protein; and (ii) Protalix shall not be obligated in any manner towards Teva with respect to such Protein.
4. Product Development — Stage 2
4.1.	In the event that Teva elects to exercise its option to initiate the performance of Stage 2 of the collaboration as to one or both Proteins, Stage 2 shall be carried out by the Parties in accordance with Development Plans (defined below) to be determined pursuant to this Section 4.

4.2.	Teva shall prepare preliminary development plans (the “Preliminary Plan(s)”), in consultation with Protalix within [***] of Teva exercising its option to initiate the Stage 2 collaboration. The Preliminary Plan(s) shall include projected Licensed Product development activities, timelines and obligations of each Party up to the completion of Phase I clinical trials in respect of the relevant Protein.

4.3.	Stage 2 shall commence, as to each Protein (as applicable), immediately upon the relevant Preliminary Plan being presented to the R&D Committee (or in its absence to Protalix) which shall be given the opportunity to comment thereon prior to implementation, provided that in no event shall such entitlement to comment

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

derogate in any way from the full and sole discretion of Teva in respect of all aspects of the Preliminary Plan(s) (and the Development Plan(s)) and the performance thereof.

4.4.	The Preliminary Plan shall be updated from time to time but not less often than once every six (6) months, by Teva, in consultation with the R & D Committee, as per the progress of the different development phases (the Preliminary Plan so updated being referred to hereinafter as the “Development Plan(s)”). The Development Plan shall incorporate detailed development activities in respect of the Licensed Product for the upcoming phase. Teva, in consultation with Protalix will consider and determine Phase II clinical trial target activities, timelines and the Parties’ obligations, which will become specific obligations of the Parties. Notwithstanding the foregoing, Teva may update the Development Plan, at Teva’s discretion, in consultation with the R&D Committee, at any time and from to time, to reflect progress made as per the Development Plan. Without derogating from any of the above, the outline of the activities of the Parties under the Development Plan, as currently envisaged, is attached hereto as Annex 4.4.

4.5.	The Development Plan shall specify the activities, timelines and division of responsibilities between Teva and Protalix in respect of the performance of the Stage 2 collaboration. Teva and Protalix shall each make commercially reasonable efforts consistent with their respective normal business practices to each pursue their obligations under the Development Plan, and shall each diligently perform its tasks as set forth in the Development Plan. Without derogating from the foregoing, in the course of the performance of Stage 2, Protalix shall be obligated to provide Teva with manufacturing information as may be reasonably required by Teva solely for the purpose of Teva’s pursuing clinical development, and obtaining regulatory approvals for and commercializing, Licensed Products.

4.6.	At the end of each calendar quarter during the course of the performance of Stage 2, each Party shall provide the other Party with periodic progress reports regarding the progress of such Party’s activities under Stage 2, in a form to be agreed between the Parties. Each Party may, from time to time, request updates regarding the progress of the other Party’s activities during Stage 2, in addition to the periodic progress reports, and pursuant to any reasonable request, the other Party shall provide same.

4.7.	In addition, Protalix shall provide Teva, at Teva’s request, with reports, in an agreed form, including financial reports in the format required by the Office of the Chief Scientist (“CSO”) which Teva may be required to provide to the CSO in order to obtain CSO support for Stage 2, in addition to the periodic progress reports to be provided hereunder.

4.8.	Each Party shall perform its obligations under the Development Plan in accordance with all applicable laws and regulations, and each Party shall procure the receipt of all approvals and consents necessary for the performance of such Party’s obligations under the Development Plan. Without derogating from the foregoing, it is clarified that approvals and consents necessary for the performance by Protalix of its portion of the Development Plan and specifically related to the Protein but also usable by Protalix in respect of other proteins shall be procured by Protalix and the costs of same shall be allocated between Teva and Protalix in accordance with the relative use of same in respect of the relevant Protein.

4.9.	Teva’s representatives shall have the right to visit and audit Protalix’s facility where Licenced Product is manufactured, at times to be coordinated between the Parties in advance, once Protalix commences the manufacture of clinical quantities of Licensed Product, but not more often than twice every calendar year.

4.10.	Teva shall provide Protalix with copies of all regulatory filings and approvals, investigational new drug (IND), chemistry manufacture and control (CMC) files, new drug applications (NDA), drug master files, clinical protocols and reports, and all modifications thereto, as well as material correspondence with regulatory authorities. Teva shall keep Protalix currently informed about the progress made towards obtaining regulatory approval of the Licensed Products in each country and shall provide Protalix with written status reports on a quarterly basis. Teva shall also notify Protalix, in writing, immediately upon the receipt of regulatory approval of any Licensed Product in each country.

4.11.	No later than [***] prior to the commencement by Teva of Phase III clinical trials in respect of the Licensed Product(s), Protalix shall provide to Teva (or shall instruct the Escrow Agent to release to Teva) the Backup Manufacturing File.

4.12.	Protalix shall not be entitled to subcontract all or part of its tasks under the Development Plan, without Teva’s prior written consent. Should Protalix wish to do so, Protalix shall so notify the R&D Committee and Teva in writing, and Teva shall have the right, at its sole discretion (but shall not be obligated), to perform such tasks as Protalix’s subcontractor, on the condition that Teva shall perform same over a reasonable time period no longer than the time period that it would take another reasonable third party to perform such task(s). For the sake of clarity, in the event that Teva shall elect not to perform as Protalix’s subcontractor, and Protalix shall use a permitted subcontractor that is not Teva, Protalix shall bear all responsibility and liability vis-à-vis Teva arising from the performance by such subcontractor. To the extent Teva wishes to subcontract any part of its tasks under the Development Plan to any third party, it shall so notify the R&D Committee, it being understood and agreed that no subcontract by Teva shall be made to a Protalix Competitor, except if and to the extent that Protalix is not capable of performing the same service for Teva at a competitive market price. For the sake of clarity and without limiting the foregoing, in the event that Teva shall use a subcontractor for the performance of any of its obligations hereunder, Teva shall bear all responsibility and liability vis-à-vis Protalix arising from the performance by such subcontractor.

4.13.	The Parties hereby acknowledge that neither Party has guaranteed that Stage 2 will be successful or achieve any specific results or that any regulatory approvals shall be granted with respect to the Licensed Products.

4.14.	From the commencement of the performance of Protalix’s obligations under Stage 2, Teva shall bear all actual costs incurred or expended by Protalix directly related to the performance of Protalix’s activities included in Stage 2, according to the budget proposed by Protalix and pre-approved in writing by Teva (the “Budget”), as follows:
4.14.1.	[***]

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

4.14.2.	[***].
4.15.	The amounts of the Budget described above shall be paid by Teva every [***] months on a [***] rolling basis, whereby [***] of the relevant Budget for each [***] shall be paid upfront at the beginning of such [***] period and the balance shall be paid at the end of the relevant [***], unless only part of the relevant tasks were carried out during such period, in which case the balance shall be adjusted accordingly. All payments shall be made against receipt of a proper tax invoice.

4.16.	For the avoidance of doubt, it is clarified that (i) any in-licensing of third party technology by Protalix for the purposes of the performance of the Feasibility Programs or the Development Programs (or any one of them) and/or for the incorporation of such third party technology into the process of the development or manufacture of the Proteins and/or (ii) any use of third party technology (including that of [***] already licensed to Protalix) by Protalix in the performance of the Feasibility Programs (or any one of them) or in the development or manufacture of the Proteins, shall require the prior written agreement of Teva, and shall not be in-licensed or used, as applicable, in the event that such prior written agreement of Teva is not provided. Payments to third parties in respect of such licenses shall be borne and paid by [***]. For the avoidance of doubt, any such approval by Teva rendered in the course of a Feasibility Program, shall continue to apply during the Development Program and thereafter for as long as the third party technology is in use in relation to Licensed Products commercialized by Teva, its Affiliates, Sublicensees or Further Sublicensees, and may not be retracted by Teva.

4.17.	Protalix shall be obligated to manufacture the Proteins, both for development and commercial purposes for the sole consideration provided in Section 4.14 above and 10 below, in such quantities as shall be set forth in the Feasibility Program (during Stage 1) and the Development Plan (during Stage 2), and thereafter, as per orders placed by Teva pursuant to a separate manufacturing and supply agreement (the “Supply Agreement‘) to be entered into between the Parties by no later than the initiation of Phase III regulatory clinical trials in respect of a Licensed Product. Protalix shall manufacture the Proteins in accordance with applicable regulatory requirements (such as GMP and GLP, as determined by Teva in consultation with Protalix) and shall be fully responsible for its manufacturing activities (and those of

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

any third party on its behalf). The Supply Agreement shall govern the procedures for ordering and deliveries, lead time for deliveries, quality assurance, specifications and all other matters related to the manufacture and supply of the API by Protalix in accordance with the relevant regulatory requirements as shall be determined by Teva in consultation with Protalix, reflecting the commercial terms set out in Section 10.4 hereunder. Key elements of the Supply Agreement shall be set forth in Annex 4.17 which shall be attached hereto within thirty (30) days of the Effective Date.

4.18.	Any deviation from the approved Budget for Stage 2 shall require notification to Teva in advance, provided that any such deviation in excess of [***] shall also require the prior approval of Teva.
5. Research and Development Committee
5.1.	The Parties shall form a Research and Development Committee (the “R & D Committee”), that shall be active for the duration of the Feasibility Program and the Development Plan. During Stage 1 the R & D Committee shall have the charter to adjust and amend the Feasibility Program (per Protein), as required for scientific or technological reasons. During Stage 2 the R & D Committee shall monitor the performance of the Development Plans, the research and other activities being conducted thereunder, and shall issue its recommendations in writing to the Parties, but shall have no decision making authority. The R&D Committee shall be comprised of four (4) members, having one vote each, of which two (2) shall be appointed by each Party, including one co-chairperson appointed by each Party. Only employees of the Parties can be appointed to serve on the R&D Committee. The R&D Committee shall meet periodically (but in any event no less than quarterly) during the performance of the Feasibility Program and Development Plan.

In the event that, during the term of a Feasibility Program, the members of the R&D Committee cannot agree on an issue within the scope of its authority within thirty (30) days of its initial consideration, the matter shall be referred by either co-chairpersons in writing to one (1) expert, the identity of whom shall be mutually agreed upon, for a reasoned determination in writing. In the event that, during the term of the Development Plan, the members of the R&D Committee cannot agree on a recommendation to be made to Teva, then the members appointed by Teva shall have a casting vote in respect of such recommendation.

5.2.	At each R&D Committee meeting, at least one (1) member appointed by each Party present in person or by telephone shall constitute a quorum. Each Party shall have equal voting power, whether represented by one or two Committee members, on all matters before the R&D Committee.
6. License Grant
6.1.	Subject only to the provision of the Stage 2 Notice by Teva, Protalix hereby grants Teva, and Teva hereby accepts from Protalix, an exclusive world-wide license under the Platform IP, the Protein IP and the Other IP owned by or licensed to Protalix (collectively, the “Licensed Information”) to research, develop, make, have made, register, import, manufacture, use, sell, offer for sale, produce, sublicense, commercialize, distribute the Proteins and/or pharmaceutical products embodying,

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

based on or using the Proteins (the “Licensed Products”) for all indications (the “License”) and for no other purposes whatsoever.
6.1A	To the extent that the Parties shall mutually agree that any Additional Patents are reasonably required to be licensed to Teva in order for Teva to commercialize any Licensed Product(s), then the same shall be added to the list of the Platform Patents and as of such time shall be deemed as being covered by the License hereunder, as part of the Platform IP, provided that at the relevant point in time an exclusive license in respect of such Additional Patent has not already been granted to a third party by Protalix, it being understood and agreed, however, that any such Additional Patents may not be sub-licensed by Teva on a stand alone basis.
6.2.	From the Effective Date and at all times prior to [***] with respect to any particular Protein, Protalix shall not, without Teva’s prior written consent, grant or enter into any agreement, arrangement or commitment according to which a third party is granted any rights which may derogate from or hinder Teva’s ability to exercise Teva’s option to obtain the License.
6.3.	Teva shall have the right to grant (whole or partial) Sublicenses to third parties (and such third parties shall be entitled to grant further Sublicenses (each, a “Further Sublicense” and the term “Further Sublicensee” shall be construed accordingly) and so on under the License, on terms and conditions consistent with the terms of this Agreement and Teva shall be entitled to determine the commercial terms of any such Sublicense, all provided that under no circumstances may any Sublicense or Further Sublicense be granted to a Protalix Competitor, unless such Sublicense or Further Sublicense is not granted in respect of the core technology of Protalix (for example, but without limitation, a Sublicense or Further Sublicense may be granted in respect of the marketing and/or distribution of the Licensed Products(s) even to a Protalix Competitor), and provided further that all of Protalix’s rights hereunder shall be ensured and, without limiting the generality of the foregoing, that, with respect to each Sublicense or Further Sublicense agreement: (i) Teva notifies Protalix immediately upon signature thereof, and provides Protalix with the name of the Sublicensee or Further Sublicensee and the scope and territory of the Sublicense or Further Sublicense; (ii) each such Sublicense and Further Sublicense agreement (a) provides that the Sublicense or Further Sublicense thereunder shall immediately terminate upon termination of the License hereunder for any reason, and (b) restricting the right to grant a Further Sublicense to a Protalix Competitor. The grant of any Sublicenses and Further Sublicenses shall not derogate from the rights of Protalix and/or the obligations of Teva under this Agreement. Without limiting the foregoing or any of Teva’s obligations hereunder relating to the grant of Sublicenses or Further Sublicenses pursuant hereto, Teva shall be entitled to conduct or to perform any activity in respect of the Licensed Products by means of any third party sub-contractor, and such conduct shall not be considered to be a grant of a sublicense, provided it shall notify the R&D Committee and/or Protalix of any such subcontract and provided further that under no circumstances may Teva subcontract any of its tasks or obligations hereunder to a Protalix Competitor unless such subcontract is made not in respect of the core technology of Protalix (i.e. Teva shall be entitled to conduct marketing or distribution activities through subcontractors which are Protalix Competitors). For the sake of clarity and without limiting the foregoing, in the event that Teva shall use a subcontractor, Teva shall bear all responsibility and liability vis-à-vis Protalix arising from the performance by such subcontractor.

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

7. Commercialization of Licensed Products
7.1.	Teva undertakes, at its own expense, to make such commercially reasonable efforts to commercialize the Licensed Products as are consistent with the commercial efforts generally applied to products of similar potential at similar stages in their life cycles, by Teva.

7.2.	Teva shall provide Protalix with a non-binding sales forecast for each of the Major Countries, in writing, in respect of each Licensed Product, by no later than [***] prior to the anticipated date of the first regulatory approval in respect thereto. Such report shall be updated by Teva, in writing, on a [***] basis. Moreover, each sales forecast shall be accompanied by a report of Teva’s and its Affiliates launch dates and main regulatory filings on a [***] basis with respect to the Licensed Products. Teva shall also provide Protalix with similar information with regard to such launch dates and filings in territories in which Sublicensees and Further Sublicensees have conducted similar activities, to the extent available to Teva.

7.3.	For the removal of doubt, nothing contained in this Agreement shall be construed as a warranty by Teva that any efforts to be exerted by Teva in connection with this Agreement, including without limitation any development or any commercialization to be carried out by it in connection with this Agreement, will actually achieve their aims or any other results or succeed, and Teva makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such development, commercialization, efforts or activities. Furthermore, Teva makes no representation to the effect that the commercialization of the Licensed Products, or any part thereof, will succeed, or that it shall be able to sell the Licensed Products in any quantity.
8. Milestones and Royalty Payments
8.1.	In consideration for the grant of the License, Teva shall make the following milestone payments to Protalix, upon achievement of the relevant milestones on a [***] basis (each, a “Milestone”) (the “Milestone Payments”):
8.1.1.	[***]

[***]

[***]

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

8.1.2.	[***]

[***]

[***]

[***]

[***]

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

8.2.	In addition, in consideration for the grant of the License, Teva shall, throughout the Royalty Term (as such term is defined below), pay to Protalix royalties at the following rates on annual Net Sales, during each calendar year in respect of each Licensed Product, on a [***] (the “Royalty Payments”), as specified in this Section 8.2 below:
(a) [***]
(b) [***]
(c) [***]
(d) [***]
(e) [***]
[***]
8.3.	[***].
8.4.	Notwithstanding the foregoing, in the event that any [***] is sold in the form of a Combination Product, then the proportion of such Combination Product to

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

be attributed to Net Sales that are subject to the Royalty Payments (the “Relevant Proportion”) shall be calculated as provided below.

Provided that both active ingredients of the Combination Product are sold on a stand-alone basis at the time in question, the Relevant Proportion shall be as follows: [***].
8.5.	Payments to Protalix pursuant to this Section 8 will be due and payable hereunder until the expiration of [***]years after the First Commercial Sale in any country calculated on [***] basis (in each case, the “Royalty Term”).
8.6.	Following the expiry of the Royalty Term, [***], Teva shall have a fully paid up license to continue to exploit the License without having to make Royalty Payments with respect thereto.
9. Payment Terms and Reporting in Respect of the License
9.1.	As of the achievement of the first Milestone pursuant to Section 8.1.1 above, and for the duration of the Royalty Terms, Teva shall submit to Protalix, no later than [***] after the end of each [***], [***] reports setting out all amounts owing to Protalix in respect of the [***] to which the report refers, and with respect to each Licensed Product, (i) the Net Sales [***], including a breakdown of Net Sales according to country and currency of sales, (ii) amounts deducted as royalties to third parties pursuant to Section 1.2.39(vii), (iii) total Milestone Payments and Royalty Payments due to Protalix in respect of such [***] or, if no such payments are due to Protalix in respect of such [***], a statement that no payments are due; and (iv) any calculations made in relation to Combination Products. Teva shall submit to Protalix, by no later than [***] after the end

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

of each [***], an [***] report setting out any adjustments in Royalty Payments pursuant to Section 9.2A. Each such report shall be signed by the relevant financial executive of the Global Products division of Teva.
All such reports, as well as all other reports provided hereunder, shall be treated as Confidential Information pursuant to Section 20 below.
9.2.	Amounts payable to Protalix in terms of Section 8 shall be paid to Protalix (i) in respect of Royalty Payments, on a [***] basis, and no later than [***] after the end of each [***], commencing with the first [***] in which Net Sales are made, (ii) in respect of Milestone Payments, within [***] following the achievement of the applicable Milestone.

9.2A	Notwithstanding, the [***] payments of Royalty Payments shall be paid based on the assumption that no Market Advantage exists. Not later than [***] following the end of a [***], Teva shall pay Protalix the additional nominal amounts of Royalty Payments due in the event Market Advantage existed during such [***].

9.3.	Each payment due to Protalix hereunder shall be paid by wire transfer of immediately available funds to an account designated by Protalix in writing.

9.4.	Teva shall maintain and shall cause its Affiliates to maintain, complete and accurate records of Licensed Products sold under this Agreement, any amounts payable to Protalix in relation to such Licensed Products and which records shall contain information to reasonably permit Protalix to confirm the accuracy of any payments made to Protalix. Teva shall retain and shall cause its Affiliates to retain such records relating to a given calendar year for at least [***] after the conclusion of that calendar year, during which time Protalix shall have the right, at its expense, to cause an independent, certified public accountant to inspect such records during normal business hours for the sole purpose of verifying any payments delivered under this Agreement. Such accountant shall not disclose to Protalix any information other than information relating to the accuracy of reports and payments delivered under this Agreement. In the event that any audit performed under this Section 9.4 reveals an underpayment in excess of [***]in any calendar year, and if such underpayment is proven to the satisfaction of a mutually agreed external auditor (it being agreed that absent such mutual agreement as to the identity of the auditor within thirty (30) days of a Party’s written notice to the other Party that it wishes to have such external auditor appointed, the external auditor shall be one of the ‘big four’ accounting firms), then Teva shall bear the full cost of such audit. Protalix may exercise its rights under this Section only once every year and only with reasonable prior notice to Teva, and the relevant Affiliate and subject to prior coordination. Any such audit shall be made during Teva’s or the relevant Affiliate’s normal business hours and shall not unreasonably interfere with the business of Teva or the relevant Affiliate, and shall be completed within a reasonable time. Teva shall promptly transfer to Protalix any payment due pursuant to such auditor’s audit. Such payment shall bear interest as set forth in Section 23.17.

9.5.	Without derogating from the provisions of the preceding Section 9.4, Protalix shall have the right to request that Teva inspect records of Licensed Products sold under this Agreement by Sublicencees and Further Sublicensees, for the sole purpose of verifying any payments delivered under this Agreement, in which case Teva shall exert its reasonable commercial efforts to perform such audit. In the event that any audit performed under this Section 9.5 reveals an underpayment in excess of [***],

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

and if such underpayment is proven to the satisfaction of a mutually agreed external auditor (to be appointed in accordance with the procedure set out in Section 9.4 above), then Teva shall bear the full cost of such audit. In any other event (of overpayment or underpayment of less [***], Protalix shall bear the full cost of such audit. Protalix may exercise its rights under this Section only once every year. Teva or Protalix, as applicable, shall immediately pay to the other Party any underpayment or overpayment together with interest provided in Section 23.17 below.

9.6.	Protalix shall maintain, and shall cause its Affiliates to maintain, complete and accurate records of both its Internal Expenses and External Development Expenses, as well as records of costs incurred in the performance of each Feasibility Program (for the event that Teva reimburses Protalix for same pursuant to the substitution of a Protein), which records shall contain information to reasonably permit Teva to confirm the accuracy of any payments made to Protalix. Protalix and/or its Affiliates shall retain such records relating to a given calendar year for at least seven (7) years after the conclusion of that calendar year, during which time Teva shall have the right, at its expense, to cause an independent, certified public accountant to inspect such records during normal business hours for the sole purpose of verifying any payments delivered under this Agreement. Such accountant shall not disclose to Teva any information other than information relating to the accuracy of reports and payments delivered under this Agreement. In the event that any audit performed under this Section 9.6 reveals an overpayment in excess of [***]in respect of any Protein, and if such overpayment is proven to the satisfaction of a mutually agreed external auditor (to be appointed in accordance with the procedure set in Section 9.4 above), then Protalix shall bear the full cost of such audit and shall promptly pay to Teva such overpayment together with interest as provided in Section 23.17 below. Teva may exercise its rights under this Section only once every year and only with reasonable prior notice to Protalix, and subject to prior coordination. Any such audit shall be made during Protalix’s or the relevant Affiliate (as applicable) normal business hours and shall not unreasonably interfere with the business of Protalix or the relevant Affiliate (as applicable) and shall be completed within a reasonable time.
10. Bulk (API) Manufacturing Terms
10.1.	Notwithstanding Section 6 above, Protalix shall retain the exclusive right to manufacture the API and to continuously supply same to Teva and its Affiliates, Sublicensees and Further Sublicensees, for the Licensed Products, during the first [***] years following the First Commercial Sale of the first Licensed Product on a per Protein basis (the “Exclusive Manufacturing Term”). Teva shall be responsible for the formulation of the API into finished Licensed Product. Without derogating from any other visit and audit right under this Agreement, as from [***] prior to the expected commencement of the Exclusive Manufacturing Term, Teva’s representatives shall have the right to visit and audit Protalix’s facilities where the API is being manufactured, during normal business hours, and following prior coordination with Protalix.

10.2.	Following the expiry of the Exclusive Manufacturing Term, Teva shall have the right to manufacture the API [***] in its own facility or elsewhere, or through any third party which is not a Protalix Competitor, at its sole discretion, subject to the appropriate undertakings by the transferee of non-disclosure and non-use other than the supply to Teva and its

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

Affiliates, Sublicensees and Further Sublicensees, and shall use the Manufacturing Know-how (as such term is defined below) solely for such purpose.

10.3.	Without derogating from the above, Teva may elect, at its sole discretion, to continue receiving Protalix’s manufacturing services after expiration of the Exclusive Manufacturing Term. In such event, Protalix undertakes to perform such manufacturing services, for the sole consideration set forth in Section 10.4 hereinafter.

10.4.	As of the First Commercial Sale, Teva shall pay Protalix consideration based on the actual direct cost of the manufacturing of the API incurred by Protalix to be calculated pursuant to the Supply Agreement as shall be mutually agreed [***]:
10.4.1.	[***].

10.4.2.	[***].
[***].
10.5.	Notwithstanding the foregoing, in the event that the annual payments to Protalix that consist of the [***] (calculated according to Section 10.4 above) plus the Royalty Payments on a [***] basis during any given calendar year (the “Annual Protalix Payment”), shall exceed the amount of [***] of the aggregate amount of annual Net Sales in such calendar year on a [***] basis (the “Ceiling Amount”), then the Annual Protalix Payment, in respect of the [***], shall be reduced to an amount equal to the Ceiling Amount, provided that in no event shall the Annual Protalix Payment in respect of the [***], be reduced to an amount less than [***] calculated on the basis of [***]. Any over payment by Teva shall be set-off, by written notice from Teva to Protalix, detailing the calculation of such over-payment, from the upcoming Royalty Payment due to Protalix hereunder.

10.6.	The Parties hereby acknowledge and agree that a back-up manufacturing facility should be available in respect of the Proteins. Not later than six (6) months prior to the commencement of Phase III clinical trials to be performed in respect of the First Licensed Product on a per Protein basis, the Parties shall mutually agree on the site at which such back-up manufacturing facility shall be located, and the Party by whom such facility shall be established.
10.7.	(A) Protalix shall transfer, on a per-Protein basis, to an agreed third party (the “Escrow Agent”), by not later than date of the completion of Phase I (last patient out) as set forth in the Development Plan, a complete file (the “Back-Up Manufacturing File”) consisting of all engineering schemes, standard operating procedures, protocols, plans, master manufacturing file, know how and any other information, tangible or intangible, whether in writing, electronic form or otherwise, and any updates thereof, which is reasonably necessary for Teva in

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

order to establish its own internal manufacturing facility and manufacture the API (the “Manufacturing Know-how”). Concurrently with the transfer of the Back-Up Manufacturing File to the Escrow Agent, a copy of the table of contents of such file shall be transferred to the R&D Committee. Teva may request, based on such table of contents, that the Back-Up Manufacturing File be reviewed by a mutually agreed industry expert (the “Industry Expert”) who may recommend in writing that the file be supplemented, as may be reasonably required and Protalix shall supplement such file as recommended within sixty (60) days from the receipt by Protalix of such written recommendation. The Industry Expert shall be bound by confidentiality undertakings to Protalix no less stringent than those contained in Section 20 hereof and shall not disclose to Teva any information relating to or contained in the Back-Up Manufacturing File. The Industry Expert shall sign a non-disclosure agreement to such effect.
(B) Subject to the terms of this Section 10.7(B), the Escrow Agent shall be authorized to release the Back-Up Manufacturing File to Teva, solely upon the terms and conditions set out in a tri-party agreement to be executed between the Parties and the Escrow Agent, in the form to be attached hereto within thirty (30) days of the Effective Date hereof (the “Escrow Agreement”). Such Escrow Agreement shall determine that the Back-Up Manufacturing File shall be released to Teva upon the earlier of: (i) [***]; (ii) the occurrence of a material breach by Protalix of its manufacturing obligations hereunder, which breach is not rectified within sixty (60) days of receipt by Protalix of Teva’s written notice specifying the breach; and (iii) the grant of a winding-up order or the appointment of a receiver in respect of Protalix, or the grant of an attachment order on all, or a substantial portion of, Protalix’s assets, which is not set aside within ninety (90) days of the issuance thereof. The Back-Up Manufacturing File as may be duly released to Teva pursuant to the Escrow Agreement may be utilized by Teva solely for the establishment and operation of a facility for the manufacture of the API. Following release of the Back-Up Manufacturing File to Teva, on the grounds stated in (ii) or (iii) above, Teva shall be entitled to manufacture the API also through a Protalix Competitor.
(C) Teva shall reimburse Protalix, for its reasonable expenses directly incurred and associated with the preparation by Protalix of the Back-Up Manufacturing File for submission to the Escrow Agent and for its costs associated with the services of the Escrow Agent and the Industry Expert pursuant hereto (pursuant to invoices submitted by the Escrow and Industry Expert and paid by Protalix).
11. Intellectual Property Rights
11.1.	The Parties agree that, as between the Parties, Protalix does and shall own all rights, title and interest in and to the Platform IP. The Parties acknowledge that certain of the Platform IP that might be developed by or for Protalix or a subsidiary of Protalix (if such shall exist) following the Effective Date may be subject to contractual limitations vis-à-vis third parties. Such limitations (which by their nature, would apply to the Proteins and/or the Licensed Products) shall apply to Teva only if and to

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

the extent Teva shall approve them in writing in advance. Otherwise, Protalix shall be fully responsible for such contractual limitations whether monetary or other.

11.2.	In the event that during the collaboration hereunder, any subsidiary of Protalix or any company with which Protalix merges (if such shall exist) shall generate or own any IP that if generated or owned by Protalix would have been considered part of the Licensed Information hereunder, then Protalix shall immediately notify Teva of such IP and shall act immediately and ensure that such IP shall be licensed to Protalix (or directly to Teva) and will become part of the Licensed Information, licensed to Teva as provided hereunder, at no additional cost to Teva. Such IP shall be classified as Platform IP, Protein IP or Other IP in accordance with the terms hereof as if it had been generated by Protalix in the first place.

11.3.	All rights, title and interest in and to the Protein IP and Other IP developed during the performance of the Feasibility Program, will be owned by Protalix (“Protalix’s Protein and Other IP”). For avoidance of doubt, Protalix’s Protein and Other IP will be considered part of the Licensed Information, and as such, covered by the License hereunder.

11.3A	In the event that there is any portion of Platform IP that specifically and directly relates (but does not solely relate) to one or more of the Proteins, and Protalix shall seek patent protection in respect of such portion of the Platform IP, then, to the extent possible: the Parties shall co-operate in order that the patent protection sought shall be filed in a manner that will split/ distinguish between patents covering Platform IP that solely relates to the Proteins and other Platform IP. The patent applications/ patents filed in respect of Platform IP that solely relates to the Proteins(s) shall be considered part of the Protein IP, and not Platform IP.

11.4.	Notwithstanding the above, in the event that a Change of Control of Protalix is effected following the commencement of Stage 2, such that a Teva Competitor acquires Control of Protalix, Teva shall have the right, at its sole discretion, to receive an assignment of all Protalix Protein and Other IP without any assignment fee. Protalix’s Protein and Other IP so assigned to Teva shall be treated hereunder as Teva IP (as defined below) for all intents and purposes, provided however that the economic benefits to Protalix under this Agreement, including inter alia, its right to receive Royalty Payments and Milestone Payments, shall not be diminished as a result of such assignment, in any way.

11.5.	A “Change of Control” means (i) the sale of all or substantially all of the assets of Protalix, or (ii) any transaction between Protalix or its shareholders and another entity/ies as a result of which another company/ies, or another company/ies’ ultimate shareholder/s, directly or indirectly shall own more than fifty percent (50%) of the shares of Protalix or its successor, or has/ve the power to elect more than half of Protalix’s or its successor’s directors. A “Teva Competitor” means [***].

11.6.	All Protein IP and Other IP developed as of the date on which Teva provides the Stage 2 Notice, by or for Protalix, jointly by or for both Parties, or by or for Teva, shall be exclusively owned by Teva, and Teva shall have all right, title and interest thereto (the “Teva IP”).

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

11.7.	Teva hereby grants Protalix a non-exclusive, royalty-free, perpetual license to use such portion of the Other IP included in the Teva IP that shall be developed solely by Protalix’s employees, for any purpose that is not related in any manner to the manufacturing, developing, selling and/or commercialization of the Proteins or the Licensed Products (which Teva IP, for the avoidance of doubt, shall include any Other IP that may be assigned to Teva pursuant to Section 11.4 above).

11.8.	Except as otherwise set forth in this Agreement, Teva and Protalix shall retain their respective unrestricted rights to make, have made, use and sell all such data, information, discoveries or inventions that are or may be owned by them, provided however that Protalix shall not be entitled to sell, pledge (other than in the ordinary course of business for the receipt of credit-lines) or assign any portion of the Licensed Information without prior written approval by Teva.

11.9.	Each Party hereto undertakes to sign, execute and deliver all documents and papers that may be required, and perform such other acts as may be reasonably required in the circumstances, in order to ensure the division of the intellectual property rights between the Parties in accordance with the terms of this Section 11, as well as the filing of any and all patents arising hereunder and the registration of the License granted hereunder.
12. Prosecution and Protection of Intellectual Property
Patent Filing
12.1.	Throughout the term of the License granted hereunder, [***]shall be obligated, at its own expense, to file, record, prosecute, and maintain all patent rights with respect to the [***] in the countries as set forth in Annex 12.1 attached hereto (the “Current Countries”). In addition, throughout the performance of the Feasibility Program only, [***] shall be obligated to file, record, prosecute and maintain, all patent rights with respect to the [***] in all the Major Countries. In addition, [***] shall have the right, at its own expense, to file, record, prosecute, and maintain all patent rights with respect to the [***], in all other countries which are not the Current Countries.

12.2.	Notwithstanding 12.1 above, as of the provision of Stage 2 Notice by [***], [***] shall, at [***] expense and as long as this Agreement is in effect, file, record, prosecute and maintain all patent rights with respect to the [***], in the Major Countries, and, at its discretion, in the other countries of the world.

12.3.	Each Party shall provide the other Party with a prior written notice regarding filing of each patent application which is filed pursuant to section 12.1 or 12.2, and shall furthermore give reasonable consideration to the comments received by the other with respect to the filing of such patents. Each Party shall provide the other with reasonable information relating to the prosecution of such Party’s IP [***], and the maintenance and other proceedings relating thereto including, without limitation, by providing copies of substantive communications, notices, actions, search reports and third party observations submitted to or received from patent offices. Provision of all such documentation and information from one Party to the other shall be at no cost to the receiving Party.

12.4.	In the event that [***] fails to file, record, prosecute or maintain all patent rights with respect to the [***] in all the Current Countries or, as applicable throughout the

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

performance of the Feasibility Program, the [***] in any of the Major Countries, which failure constitutes a breach of its obligations under Section 12.1 above, then [***] shall be entitled to terminate this Agreement and to any other remedy provided to it under law.

12.5.	If [***] elects not to file, record, prosecute or maintain all patent rights with respect to the [***] in countries other than the Current Countries or, as applicable, [***], in any country of the world which is not one of the Major Countries, [***] shall notify [***]in writing of such election to allow [***], in its sole discretion, to file and/or continue to prosecute such patent application and/or maintain such patent in such country at its own cost and expense. In such event, for as long as [***] continues to prosecute and maintain such patents, then, in respect of such country, [***] shall not be obligated to pay [***] in such country protected or to be protected by such patent until such time as [***] out of pocket expenses incurred in prosecuting and/or maintaining such patents are recouped. [***] shall notify [***] in writing of [***] election as aforesaid. For the avoidance of doubt, it is hereby clarified that should [***] assume control over the prosecution and maintenance of such patents as aforesaid, then at any time thereafter [***] may, in its sole discretion, cease the prosecution and maintenance of such patents, upon prior written notice to [***].

12.6.	If [***] elects not to file, record, prosecute or maintain all patent rights with respect to the [***] in any of the Major Countries, [***] shall notify [***] in writing of such election to allow [***], in its sole discretion, to file, record and/or continue to prosecute such patent application and/or maintain such patent in such country. In such event, for as long as [***] continues to file, record, prosecute and maintain such patents or patent applications and notifies [***] of same, then, in respect of such country, with respect to the [***] in any of the Major Countries, [***] shall reimburse [***] for [***] out of its patent expenses.

12.7.	Nothing contained herein shall be deemed to be a warranty by either of the Parties that they can or will be able to obtain patents on patent applications included in the Licensed Information or that any such patents will afford adequate or commercially worthwhile protection.
Patent Enforcement
12.8.	In the event that either Party hereto becomes aware of any product that is made, used, or sold or any action that it believes infringes or misappropriates the Licensed Information applicable to the Licensed Products or the Teva IP (collectively, “Product IP”), such Party will promptly advise the other of all the relevant facts and circumstances known to such first-mentioned Party in connection with such infringement or misappropriation.

12.9.	Prior to the provisions of a Stage 2 Notice, with respect to [***], [***] shall, at its own expense, enforce the [***], or any part thereof, against infringement or misappropriation, bring an action against any third party suspected of infringement or misappropriation of same and control the defense of any counterclaim or declaratory judgment action (or other action) relating thereto; [***] will fully cooperate with [***] at [***] expense, with respect to the investigation and prosecution of such alleged infringement or misappropriation including the eventual joining of [***] as a party to such action, as may be required by the law of the particular forum where enforcement is being sought. Any recovery obtained as a result of such action shall

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

be applied first to the documented costs and expenses actually incurred by [***], and [***] shall retain any and all remaining amounts recovered.

12.10.	As of provision of the Stage 2 Notice, with respect to the [***], [***] shall have the first right, but not the obligation, to bring an action against any third party suspected of infringement or misappropriation of same, and to control the defense of any counterclaim or declaratory judgment action alleging invalidity or non-infringement (or other action) relating thereto. If [***]elects to bring such action against a third party, [***] will fully cooperate with [***], at [***] expense, with respect to the investigation and prosecution of such alleged infringement or misappropriation, including the joining of [***] as a party to such action, as may be required by the law of the particular forum where enforcement is being sought. Any recovery obtained as a result of such action shall be split, after the deduction of the documented costs and expenses actually incurred by [***], so that [***] will be entitled to [***] and [***] shall retain [***] out of the amounts which constitute compensation for loss of sales. All other amounts shall be retained by [***].

As of provision of the Stage 2 Notice [***] may, at its own expense, enforce the [***], or any part thereof, against infringement or misappropriation, bring an action against any third party suspected of infringement or misappropriation of same and control the defense of any counterclaim or declaratory judgment action (or other action) relating thereto if [***] fails, within sixty (60) days after becoming aware of such infringement, or receiving notice from [***] of such infringement, to take reasonable action to investigate such alleged infringement. [***] will fully cooperate with [***], at [***] expense, with respect to the investigation and prosecution of such alleged infringement or misappropriation including the joining of [***] as a party to such action, as may be required by the law of the particular forum where enforcement is being sought. Any recovery obtained as a result of such action taken by [***] shall be retained by [***] in full.

12.11.	Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other Party to institute and litigate such infringement actions referred to in this Section 12, and shall otherwise cooperate in the institution and litigation of such actions (including, without limitation, consenting to being named as a party thereto). Each Party, in litigating any such infringement actions, shall keep the other Party reasonably informed as to the status of such actions.
Patent Infringement
12.12.	As of the provision of Stage 2 Notice by Teva, in the event that either Teva or Protalix, or both of them, are sued by a third party alleging that the commercialization of the Licensed Products infringes upon any intellectual property rights of such third party the Party being so sued shall immediately give the other Party notice of same.

Teva shall have the right to defend against such action, on behalf of both Parties, as aforesaid within twenty (20) business days from the date the relevant suit becomes known to Teva, and any expenses or costs incurred by Teva in connection with such action(s), and any costs or amounts awarded to the counterparties in such action(s) shall be fully borne by Teva and any recovery in such action shall be retained by Teva in full. In the event that Teva does not exercise its right to defend in a certain country, then Protalix shall be entitled to defend against such claim at its own cost and

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

expense in such country and any recovery in such action shall be retained by Protalix in full. In addition, in such event that Protalix defends against such claim, Protalix shall have the right to terminate the License provided hereunder in respect of such country (in which the defense is taken) only with respect to the certain Licensed Product as to which the claim relates.
General
12.13.	A Party shall be deemed to have met its obligation to file, record, prosecute, maintain, enforce and defend patents in accordance with Section 12 above if its decision is commercially reasonable solely in view of the foreseeable impact of any action or inaction on the development or commercialization of Licensed Products. For the sake of clarity, such obligations shall apply to the Platform Patents only in respect of actions that may be taken in the Current Countries after the Effective Date.

12.14.	Protalix and Teva will reasonably co-operate in the defense of any claims brought against the other Party pursuant to this Agreement and shall voluntarily join any such litigation if so required by law. Protalix and Teva will execute all documents reasonably necessary for the relevant Party to defend against such action, and shall provide documents and help with making contact with witnesses that are or were their employees, consultants or otherwise connected to them, whose testimony — in the judgment of the attorneys handling the law suit (or Teva’s or Protalix’s counsel in the event the proceedings will be brought only on the name of one Party) — is necessary to allow such litigation to go forward.

12.15.	In no event shall either Party enter into any settlement, consent order, consent judgment or any voluntary disposition of such action that would adversely affect the rights of the other without the prior written consent of such other Party, which consent shall not be unreasonably withheld.
13. New Breakthrough Technology
13.1.	Should Protalix develop on its own or receive a license to Breakthrough Technology, Protalix shall notify Teva thereof as soon as practicable, and provide Teva with all information related thereto, and enter into discussions with Teva, in good faith, with a view towards granting Teva or procuring the grant to Teva of an exclusive worldwide license to utilize such Breakthrough Technology as it relates solely to the Proteins and/or the Licensed Products, but shall not be bound to such discussions if Teva did not initiate negotiation with Protalix in such respect for a period exceeding [***] of its provision of such information to Teva as provided above.

13.2.	The license to the Breakthrough Technology shall be granted by Protalix to Teva in return for [***], as shall be discussed and agreed in good faith between the Parties.
For the purposes hereof, the term “Breakthrough Technology” means any [***].

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

14. Right of First Look – GCD Product
14.1.	Protalix hereby grants Teva and Teva hereby accepts from Protalix a right of first look (the “ROFL”) at Protalix’s proprietary product based on glucocerebrosidase which is currently under development, for the treatment of Gauchers Disease and for other clinical indications (the “GCD Product”), to enable Teva to evaluate its interest in obtaining an exclusive, worldwide license to develop, commercialize, manufacture, market, distribute and sell the GCD Product for all indications, including without limitation Gauchers Disease (the “GCD License”).

14.2.	The period of time during which the ROFL shall be valid, is referred to hereunder as the “Evaluation Period”. The Evaluation Period shall start as of the Effective Date and shall automatically terminate, on a per country basis, upon: (x) Protalix exclusively licensing the GCD Product (with respect to all indications) to one or more third parties in all of the Major Countries, or (y) the commercial launch of the GCD Product by Protalix in all of the Major Countries, provided Protalix fully complied with the provisions of this section 14. If licenses to third parties in respect of the Major Countries subsequently terminates, the ROFL to Teva shall be reinstated pursuant to the terms of this Section 14.

14.3.	Throughout the Evaluation Period, Protalix shall submit to Teva within thirty (30) days after the end of each calendar quarter, a written report briefly describing all updates in its research and development activities in relation to the GCD Product and the results thereof. Notwithstanding the above, if a material event has occurred relating to the development of the GCD Product then Protalix shall so notify Teva promptly.

14.4.	At any time or times during the Evaluation Period Teva may notify Protalix in writing, that it wishes to negotiate the terms and conditions of the GCD License (the “Notice”). In such event, Protalix shall be bound to an exclusive negotiation period of [***] as of the date of the Notice (the “Negotiation Period’) during which time the Parties shall act in good faith and endeavor to finalize the terms and conditions of a license agreement to govern the grant to Teva of the GCD License (the “GCD License Agreement”). If the Parties fail to execute GCD License Agreement by the expiry of the Negotiation Period, the Parties shall endeavor to finalize the GCD License Agreement as soon as possible thereafter, without Protalix being barred, however, from negotiating with any third party. The exclusive [***] Negotiation Period shall not occur more than [***]. For the avoidance of doubt, under no circumstances shall Protalix be barred from launching or commercially selling the GCD Product by itself and/or through an Affiliate, and for as long as Protalix intends to do so in any Major Country (as evidenced by a board resolution), Protalix shall not be required to conduct negotiations with Teva following receipt of any Notice pursuant to this Section 14.4, in respect to such Major Country. Protalix shall provide Teva with a copy of such board resolution, at its request.

14.5.	During the Negotiation Period: (i) Teva shall have the right to evaluate the GCD Product to determine its interest in receiving the GCD License, and to receive all data and information related to the GCD Product generated or received by Protalix prior to the commencement of or during the Negotiation Period, excluding only information regarding commercial terms related to previous negotiations with third parties; (ii) Protalix shall not grant any third party any rights to or in respect of the GCD Product

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

which may interfere with the grant of the GCD License to Teva or provide any third party with any information relating to the GCD Product.
14.6.	Without derogating from the above, should a third party show interest in acquiring a license for the GCD Product for any indication from Protalix at any time during the Evaluation Period except during a Negotiation Period, and Protalix will decide to enter into negotiations with such third party (the “Third Party Negotiation Period”), Protalix shall so notify Teva immediately in writing, and will disclose to Teva all updated information regarding the GCD Product available during and throughout the Third Party Negotiation Period such that Teva may be able to negotiate in parallel with full and complete updated GCD Product information disclosed. For the avoidance of doubt, Protalix shall not be entitled to accept an offer from any third party in connection with the licensing of GCD Product for any indication unless Protalix has first complied with the terms of this Section 14.

14.7.	In the event that, at the time Teva exercises its right to enter into the Negotiation Period, Protalix is already in a Third Party Negotiation Period, then, notwithstanding the exclusivity provision set forth above, Protalix may continue negotiating with such third party ONLY, but not with any other third party or parties (for so long as the Negotiation Period is in effect).

14.8.	It is hereby agreed that in the event that the Parties will agree upon a definitive agreement with respect to the GCD License, such agreement shall include a provision setting out a mechanism whereby Protalix will not compete with Teva through a second generation GCD Product.
14A Services by Teva regarding the [***]
14A.1	Teva will provide Protalix with [***] with respect to the [***] for the performance of Phase III clinical trials, as set forth in Section 14A.3 below, all in accordance with applicable regulatory requirements (collectively, the “[***] Services”).

14A.2	The price of the [***] Services shall be [***] in the aggregate, and such price shall be invoiced on a [***] basis, and paid within thirty (30) days of the end of the [***] during which Protalix receives an invoice from Teva, subject to performance of such [***] Services. Any material increase in the cost of the [***] Services stated above will be discussed and negotiated in good faith between the management of both Parties.

14A.3	The [***] Services shall entail the provision of [***].

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

Teva shall compile the requisite batch production documentation or a batch master file and provide the same to Protalix.
14A.4 The comprehensive timeline and the detailed description of the [***] Services shall be attached hereto as Annex 14A.4 within thirty (30) days of the Effective Date.
14A.5 Teva will provide Protalix with any regulatory documentation in its possession in respect of the [***] Services, as may be required pursuant to an audit by regulatory authorities and as may required for the submission of a CMC file (for example Media Fill, Closure Integrity test, etc.). Protalix’s QA representatives and/or regulatory QP persons shall have the right to visit and audit Teva’s [***] site for the sole purpose of regulatory audit at times to be coordinated in advance between the Parties, but only to the extent required by the relevant regulatory authorities for the conduct of the Phase III clinical trials.
14A.6 Following the completion of the performance of the [***] Services, Protalix shall have the option to request that Teva continue the performance of the [***] with respect to the [***] on a commercial basis (the “Commercial [***] Services”), and in the event that Protalix shall request that Teva perform the Commercial [***] Services, the terms of same (including the pricing of batch production) shall be negotiated in good faith between the Parties, to reflect a competitive market price at the relevant time. For the avoidance of doubt, it is clarified that Teva shall only be required to provide the Commercial [***] Services in the event that both Parties hereto agree on the terms of the provision of same.
14A.7 At any time, Protalix may request that Teva transfer to Protalix a technology transfer file, and in such event Teva shall promptly provide the same to Protalix. The reasonable costs of such transfer, as demonstrated by Teva, shall be reimbursed to Teva by Protalix within thirty (30) days of the receipt from Teva of an invoice in respect of same, along with supporting documentation.
15. Term and Termination
15.1.	This Agreement shall be effective from the date of receipt of all necessary corporate approvals of Teva required in respect of this Agreement (the “Effective Date”) and shall continue in full force and effect until terminated in accordance with the terms hereof. For the avoidance of doubt, Protalix hereby acknowledges that the approval of the Board of Directors of Teva is required, and that in the event that such approval is not received, this Agreement shall have no force or effect whatsoever.

15.2.	Teva shall have the right to terminate this Agreement for any reason with respect to both or any specific Protein (the “Terminated Protein”), by providing Protalix with

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

thirty (30) days prior written notice of such decision. In the event that only one Protein is terminated, this Agreement shall remain in full force and effect with respect to the remaining Protein which is not a Terminated Protein. No compensation from Teva to Protalix shall be due as a result of such termination.

15.3.	Upon the termination of this Agreement by Teva pursuant to Section 15.2 above, with respect to any specific Protein, the following shall apply:
15.3.1.	the License granted to Teva by Protalix, with regard to Licensed Products based on such Protein shall be terminated;

15.3.2.	Teva shall provide Protalix with a report summarizing its development activities and the results up to termination.
15.4.	Without derogating from any other remedies that either Party hereto may have under the terms of this Agreement or at law, each Party hereto shall have the right to terminate this Agreement forthwith upon the occurrence of any of the following:
(i)	the commission of a material breach by the other Party hereto of its obligations hereunder, and such other Party’s failure to remedy such breach within sixty (60) days after being requested in writing to do so by the non-breaching Party; or

(ii)	the other Party’s liquidation, whether voluntarily or otherwise, or its entering into any arrangement with its creditors.
15.5.	Notwithstanding anything to the contrary in this Agreement, to the extent that a Party (the “Respondent”) reasonably and in good faith disagrees with any assertion by the other Party (the “Claimant”) that there has been a material breach of this Agreement by Respondent, and Respondent provides written notice to Claimant of its disagreement and the basis for its belief (a “Rebuttal Notice”) within fifteen (15) days after Respondent receives notice from Claimant of a breach, this Agreement will remain in effect and any termination of this Agreement further to Section 15.4(i) hereunder will be suspended pending resolution of such disagreement between the Parties as provided in Section 23.18 below. The Parties will attempt to resolve such disagreement as expeditiously as possible and Respondent will continue to comply with the provisions of this Agreement, to the extent that they are not the subject of the disagreement between the Parties. For the avoidance of doubt, it is clarified that nothing in this Section 15.5 shall derogate from Teva’s right of termination pursuant to Section 15.2, at any time and for any reason.

15.6.	Upon termination of this agreement for whatever reason, each Party shall immediately return to the other party all materials, reports, updates, documentation, written instructions, notes, memoranda, discs or records or other documentation or physical matter of whatsoever nature or description provided by the other Party, except in the event that such material is owned by such Party pursuant to the terms of this Agreement, and provided that each Party shall be allowed to retain one (1) copy for archival purposes.

15.7.	In the event that following termination of this Agreement for convenience or breach by Teva, Protalix shall request the license to utilize the Teva IP for the sole purpose of the further development, manufacturing, commercialization, marketing and sale of a Licensed Product, then Teva will enter into discussions with Protalix, in good faith, with a view towards granting Protalix such license, but shall not be bound to grant such license. Such license to the Teva IP shall be granted by Teva in return for reasonable consideration by industry standards, as shall be discussed and agreed in good faith between the Parties. For the avoidance of doubt, following termination of this Agreement pursuant to Section 15.4 due to a breach hereof by Protalix, Teva shall not be required to enter into discussions with Protalix regarding any request of Protalix to grant any license to the Teva IP.
15.8.	Upon termination hereof for any reason, each Party shall be entitled to collect any debt then owed to it by the other Party.

15.9.	Save as explicitly stipulated otherwise in any Agreement, any provision, that by its nature, is intended to survive termination, shall survive the termination or expiration of this Agreement.
16. Representations
16.1.	Each Party hereby represents to the other Party that:
16.1.1.	it has the full power and authority to enter into this Agreement and to perform its obligations hereunder, and that subject to Section 15.1 with respect to Teva, that all corporate approvals have been obtained.

16.1.2.	entering this Agreement shall not constitute a breach of any agreement, contract, understanding and/or obligation, including such Party’s documents of incorporation, that it is currently bound by, and as long as this Agreement is in effect and without derogating from the rights to terminate the Agreement pursuant to Section 15 above, such Party shall not undertake any obligations which conflict with its obligations under this Agreement.
16.2.	In addition, Protalix hereby represents and warrants that:
16.2.1.	it is the sole and exclusive owner of the existing Platform Patents, and the existing Platform IP, and that all right, title and interest therein and thereto vest in Protalix, and that no third party, other than the CSO to the extent applicable, has any rights whatsoever (including the right to receive royalties or any other compensation) in respect of the existing Platform Patents, and the existing Platform IP;

16.2.2.	No third party, has or shall have any rights whatsoever (including the right to receive royalties or any other compensation) in respect of any results of the Feasibility Program and Stage 2 activities to be conducted by or for Protalix, except as might be agreed pursuant to Section 4.16;

16.2.3.	To the best of its knowledge, the performance of Protalix’s obligations under this Agreement, and the exploitation of the Platform IP do not infringe upon any third party intellectual property rights currently existing;

16.2.4.	it has the right and authority, as the proprietor of the Platform IP, to grant the License;

16.2.5.	it has no knowledge of any legal suit or proceeding by a third party against Protalix contesting the ownership or validity of the Licensed

Information or any part thereof or contesting the possible exploitation of the License granted hereunder (including as it relates to the commercialization of the Licensed Products) as infringing upon any third party intellectual property rights;
16.2.6.	it shall not, during the term of this Agreement, perform any work or other activities on or in respect of the Proteins, except in the course of the collaboration hereunder;

16.2.7.	it has the financial capacity to carry out all its obligations hereunder, including, the performance of the Feasibility Programs in accordance with the timelines set forth therein;

16.2.8.	other than in respect of the Platform IP, it has not received and hereby undertakes that it shall not receive any funding from the CSO in respect of the Licensed Information, the Feasibility Programs or the performance thereof, or the performance of any other of its obligations under this Agreement; and in respect of the Platform IP, Protalix shall bear any and all amounts due to the CSO;

16.2.9.	it has the necessary experience and expertise to perform each of the Feasibility Programs, and its share of the Development Plan during Stage 2;

16.2.10.	Protalix does not have any Affiliates; and that

16.2.11.	in carrying out its undertakings and responsibilities pursuant to this Agreement, Protalix shall comply with all applicable laws and regulations, licenses, permits, approvals and procedures.
16.3. In addition, Teva hereby represents and warrants that in carrying out its undertakings and responsibilities pursuant to this Agreement, Teva shall comply, and shall require that its Affiliates, Sub-licensees and Further Sub-licensees comply, with all applicable laws and regulations, licenses, permits, approvals and procedures.
16.4. Without derogating from any of the remedies available to either Party hereunder or under applicable law, if either Party shall become aware of the inaccuracy of any of the above representations, such Party shall immediately notify the other Party of such in writing.
16.5. Both Teva and Protalix represent that they shall perform their obligations hereunder diligently, expeditiously and to the best of their abilities.
16.6. Except as otherwise expressly provided in this Agreement, no Party makes any warranty with respect to any technology, patents, goods, services, rights or other subject matter of this Agreement and each Party hereby disclaims warranties of merchantability, fitness for a particular purpose and non-infringement with respect to any and all of the foregoing. Without derogating from the generality of the foregoing, nothing contained in this Agreement is a warranty or representation by Protalix or Teva that any efforts to be exerted by Protalix or Teva in connection with this Agreement including without limitation any development activities to be performed by it hereunder, or any part thereof, will actually achieve their aims or succeed, and the Parties make no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such efforts or activities; and that any patents will be issued with respect to the patent applications that are or may constitute part of the list of Platform Patents, or that patents obtained on any of the said patent applications are or will be valid or will afford proper protection or that the Licensed Information will be commercially exploitable or of any other value.
17. Indemnification
17.1. Teva shall indemnify, defend, and hold harmless each of Protalix and its directors, officers, employees, and agents and its respective successors, heirs and assigns (the “Protalix Indemnitees”), from and against any liability, damage, loss, or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon any of Protalix Indemnitees in connection with any claims, suits, actions, demands or judgments (“Claims”) arising pursuant to a breach of a representation or warranty of Teva hereunder and/or concerning the use of any Licensed Information by Teva, or any of its Affiliates or Sub-licensees or Further Sub-licensees, or concerning any Licensed Product that is developed, tested, made, used, or sold pursuant to any right or license granted by Protalix to Teva under this Agreement (except in cases where, and to the extent that, such Claims are finally proven to result from the gross negligence and/or willful misconduct on the part of any of the Protalix Indemnitees and/ or any misrepresentation by Protalix hereunder).
17.2. Teva’s undertakings under Section 17.1 above shall be subject to: (a) receipt of prompt written notice of any Claim by the Protalix Indemnitee (provided, however, that the failure to give such notice shall not affect Teva’s indemnification undertakings provided hereunder except to the extent Teva shall have been actually prejudiced as a result of such failure), (b) the cooperation of the Protalix Indemnitee(s) regarding the response to and the defense of any such Claim, and (c) Teva’s right, by written notice to the Protalix Indemnitees, to assume the defense of the Claim or represent the interests of the Protalix Indemnitees in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Protalix Indemnitees and to propose, accept or reject offers of settlement, all at its sole cost; provided however, that no such settlement shall be made without the written consent of the Protalix Indemnitees, such consent not to be unreasonably withheld or delayed. Nothing herein shall prevent the Protalix Indemnitees from retaining their own counsel and participating in their own defense at their own cost and expense.
17.3. Protalix shall indemnify, defend, and hold harmless each of Teva and its directors, officers, employees, and agents and its respective successors, heirs and assigns (the “Teva Indemnitees”), from and against any liability, damage, loss, or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon any of Teva Indemnitees in connection with any claims, suits, actions, demands or judgments (“Claims”) arising pursuant to a breach of a representation or warranty of Protalix hereunder and/or concerning the research, development or manufacturing activities of Protalix hereunder (except in cases where, and to the extent that, such Claims are finally proven to result from the gross negligence and/or willful misconduct on the part of any of the Teva Indemnitees and/ or any misrepresentation by Teva hereunder).
17.4. Protalix’s undertakings under Section 17.3 above shall be subject to: (a) receipt of prompt written notice of any Claim by the Teva Indemnitee (provided, however, that the failure to give such notice shall not affect Protalix’s indemnification undertakings provided hereunder except to the extent Protalix shall have been actually prejudiced as a result of such failure), (b) the cooperation of the Teva Indemnitee(s) regarding the response to and the defense of any such Claim, and (c) Protalix’s right, by written notice to the Teva Indemnitees, to assume the defense of the Claim or represent the interests of the Teva Indemnitees in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Teva Indemnitees and to propose, accept or reject offers of settlement, all at its sole cost; provided however, that no such settlement shall be made without the written consent of the Teva Indemnitees, such consent not to be unreasonably withheld or delayed. Nothing herein shall prevent the Teva Indemnitees from retaining their own counsel and participating in their own defense at their own cost and expense.
18. Insurance
Each Party hereto shall maintain, for the term of this Agreement and thereafter, insurance sufficient to cover its obligations under this Agreement and under law as it customarily maintains for similar activities in the regular course of its business. Protalix’s insurance obligations with respect to the manufacturing of the API will be included in the Supply Agreement. Teva may fulfill its obligation hereunder to obtain insurance by the maintenance of appropriate self insurance regardless of the nature or title thereof.
19. Limitation of Liability
IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE OR TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.
20. Confidentiality
20.1. Other than as expressly set forth herein, Teva and Protalix undertake to treat and to maintain and to ensure that their Representatives (as defined below) shall treat and maintain, in strict confidence and secrecy any information disclosed by either Party under this Agreement, whether disclosed in oral or visual form or in writing and shall keep in confidence the existence and contents of this Agreement (the “Confidential Information”) and shall not disclose, publish, or disseminate in any manner, any Confidential Information including, without limitation, any aspect thereof which may have been disclosed prior to the signature hereof to a third party other than those of its Representatives with a need to know same for the purpose of performing its obligations under this Agreement (the “Purpose”).

In addition, each Party shall undertake to treat and maintain (and to ensure that its Representatives treat and maintain) in strict confidence and secrecy and to prevent any unauthorized use, disclosure, publication, or dissemination of the Confidential Information, except for the Purpose. Each Party agrees to be responsible for any use or disclosure of Confidential Information of any of its said Representatives.
20.2. Each Party shall:
20.2.1.	safeguard and keep secret all Confidential Information, and will not directly or indirectly disclose to any third party the Confidential Information without written permission of the other.

20.2.2.	in performing its duties and obligations hereunder, use at least the same degree of care as it does with respect to its own confidential information of like importance but, in any event, at least reasonable care.
20.3. The undertakings and obligations under Sections 20.1 and 20.2 above shall not apply to any part of the Confidential Information which:
20.3.1.	was known to the recipient of the Confidential Information (“Recipient”) prior to disclosure by the disclosing Party (“Discloser”);

20.3.2.	was generally available to the public prior to disclosure to the Recipient;

20.3.3.	is disclosed to Recipient by a third party who is not bound by any confidentiality obligation, having a legal right to make such disclosure;

20.3.4.	has become through no act or failure to act on the part of the Recipient public information or generally available to the public;

20.3.5.	was independently developed by Recipient without reference to or reliance upon the Confidential Information;

20.3.6.	is required to be disclosed by Recipient by law, by court order, or governmental regulation (including securities laws and/or exchange regulations), provided that the Recipient gives Discloser reasonable notice prior to any such disclosure and cooperates (at Discloser’s expense) with Discloser to assist Discloser in obtaining a protective order or other suitable protection from disclosure (if available) with respect to such Confidential Information.
20.4. Teva and Protalix acknowledge that the respective Confidential Information is of special and unique significance to each of them and that any unauthorized disclosure or use of the Confidential Information could cause irreparable harm and significant injury to the Discloser that may be difficult to ascertain. Accordingly, any breach of this Agreement may entitle the aggrieved Party in addition to any other right or remedy that it may have available to it by law or in equity, to remedies of injunction, performance and other relief, including recourse in a court of law.
20.5. Each Party agrees to inform the other Party of any breach or threatened breach of the provisions hereof by its Representatives.

20.6. The provisions relating to confidentiality in this Section 20 shall remain in effect during the term of this Agreement and for a period of three (3) years after its termination.
20.7. “Representatives” shall mean employees, officers, agents, subcontractors, consultants, and/or any other person or entity acting on either Party’s behalf, individually or collectively and which shall be exposed to Confidential Information.
20.8. Notwithstanding the foregoing, each Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws, as well as to Sub-licensees and prospective and current investors, pursuant to appropriate non-disclosure arrangements, provided however that prior to any disclosure, the disclosing Party shall consult with the non-disclosing Party, and the non-disclosing Party shall have the right to delete business sensitive issues.
21. Publication
Neither Party shall issue any press release, make any public statement or advertise any information pertaining to this Agreement, or to the collaboration hereunder, without the prior written approval of the other, except as required by applicable law.

Without derogating from the foregoing, disclosure required under applicable law and regulations shall not be subject to the written consent of the other Party, however the disclosing party shall give the other sufficient notice, as far as practicable under law, of such required disclosure as to enable the non-disclosing Party time to object to such disclosure.
22. Independent Parties
22.1. This Agreement shall not make either Party the agent or legal representative of the other Party. Neither Party is granted any right or authority to assume or to create any obligation or responsibility, expressed or implied, on behalf of or in the name of the other Party, with regard to any manner or thing whatsoever, unless otherwise specifically agreed upon in writing.
22.2. Protalix hereby agrees that its employees, officers, agents, subcontractors, consultants, and/or any other person or entity acting on Protalix behalf, individually or collectively, shall be the sole responsibility of Protalix and shall not be considered at any time as Teva employees and shall not have any claims against Teva whatsoever.
23. Miscellaneous
23.1. The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the interpretation of this Agreement.
23.2. All amounts required to be paid pursuant to this Agreement are final and inclusive of all taxes and/or duties, of whatsoever nature, except for VAT, which are now or may hereafter be imposed with regard to this Agreement.
23.3. All payments to be made hereunder shall be made by the due date for payment as provided herein, in US Dollars or in New Israeli Shekels (“NIS”), as converted from US Dollars as per the representative rate of the US Dollar against the NIS last published by the Bank of Israel prior to the actual date of payment.
23.4. If applicable laws require that taxes be withheld from any amounts due to Protalix under this Agreement, Teva shall (a) deduct these taxes from the remittable amount, (b) pay the taxes to the proper taxing authority, and (c) deliver to Protalix a statement including the amount of tax withheld and justification therefor, and such other information as may be necessary for tax credit purposes.
23.5. Teva shall be entitled to set-off from any amounts due to Protalix hereunder, any amounts not exceeding the amounts of any damage caused to Teva, including without limitation, as a result of Protalix’s breach hereunder.
23.6. Teva shall be entitled to perform any and all of its obligations arising under the terms of this Agreement and to exploit any and all of its rights arising under the terms of this Agreement either directly or through its Affiliates, provided that Teva remains liable to the performance of all of its obligations hereunder.
23.7. Without derogating from Teva’s right to grant Sublicenses hereunder, neither Party may assign its rights or its obligations hereunder, in whole or in part, except with the prior written consent of the other Party. Notwithstanding the foregoing, (i) provided that Teva remains liable to the performance of all of its obligations hereunder, Teva may assign its rights and obligations hereunder to an Affiliate thereof, and such assignment may be made by Teva, at Teva’s sole discretion, either in respect of the entire Agreement, or with respect to the rights and obligations related to any part of this Agreement; and (ii) Protalix may assign its rights and obligations hereunder to any party acquiring all of the business to which this Agreement pertains, other than to a Teva Competitor.
23.8. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any applicable jurisdiction, the invalid or unenforceable part or provision shall, provided that it does not go the essence of this Agreement, be replaced with a revision which accomplishes, to the extent possible, the original commercial purpose of such part or provision in a valid and enforceable manner, and the balance of this Agreement shall remain in full force and effect and binding upon the Parties.
23.9. This Agreement and the annexes attached hereto, constitute the entire agreement between the Parties with respect to its subject matter and supersede all prior agreements, arrangements, dealings or writings between the Parties, including without limitation, the Outlines of Teva — Protalix Co-Operation executed between the Parties on March 19, 2006. This Agreement may not be varied except in writing signed by the Parties’ authorized representatives.
23.10.	Defined terms used in this Agreement and in the annexes shall have the meanings ascribed thereto herein and therein. References to Section numbers in this Agreement and in the annexes are to sections of this Agreement. References to Paragraphs in the annexes are to paragraphs in the respective annex in which the reference is made or in other annexes, if so specified.

23.11.	No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

23.12.	VAT will be added, where applicable, to all payments to be made hereunder and shall be paid against proper invoices.

23.13.	Each Party agrees to execute, acknowledge and deliver such further documents and instruments and do any other acts, from time to time, as may be reasonably necessary, to effectuate the purposes of this Agreement.

23.14.	None of the provisions of this Agreement shall be enforceable by, any person who is not a party to this Agreement.

23.15.	The remedies afforded to any of the Parties hereto, whether hereunder, or under applicable law or otherwise, shall be cumulative in nature and not alternative.

23.16.	Any notice, declaration or other communication required or authorized to be given by any Party under this Agreement to any other Party shall be in writing and shall be personally delivered, sent by facsimile transmission (with a copy by ordinary mail in either case) or dispatched by courier addressed to the other Party at the address stated below or such other address as shall be specified by the Parties hereto by notice in accordance with the provisions of this Section. Any notice shall operate and be deemed to have been served, if personally delivered, sent by fax or by courier on the next following day.

Teva’s and Protalix’s addresses for the purposes of this Agreement shall be as follows
If to Teva:
Teva Pharmaceutical Industries Ltd.
Attention: Dr. Ram Petter
5 Basel Street, Petah Tiqva 49131
Israel
Telephone: 972-3-9267683
Facsimile: 972-3-9267309
With a copy (that will not constitute notice) to:
Teva Pharmaceutical Industries Ltd.
Attention: General Counsel, Legal Department
5 Basel Street, Petah Tiqva 49131
Israel
Telephone: 972-3-926-7297
Facsimile: 972-3-926-7429
If to Protalix Bio-Pharmaceuticals Ltd.
Protalix Bio-Pharmaceuticals Ltd.
2 Snunit St., Science Park, P.O. Box 455, Carmiel 20100
Israel
Attention: C.E.O.
Telephone: 972-4-9889488
Facsimile: 972-4-9889489

23.17.	Any payment not received when due pursuant hereto shall bear interest from the due date until the date of actual payment at the rate of [***] (or such other percentage, if lower, as shall not exceed the maximum rate permitted by law).

23.18.	This Agreement shall be governed and interpreted according to the laws of the State of Israel. Any dispute arising from this Agreement shall be resolved exclusively by the competent Courts of Tel Aviv-Jaffa, Israel, and by no other court or jurisdiction.

23.19.	This Agreement may be executed in any number of counterparts (including counterparts transmitted by fax), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.
IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative:

TEVA PHARMACEUTICAL INDUSTRIES LTD.		Protalix Bio-Pharmaceuticals Ltd.

signature:	/s/ Amir Elstein	signature:	/s/ David Aviezer

name:	Amir Elstein	name:	David Aviezer

designation:	Group VP, Global Specialty Pharmaceutical Products	designation:	CEO

signature:	/s/ Keren Siemon	signature:

name:	Keren Siemon	name:

designation:	Sr. Director BD and Finance, Global	designation:
Specialty
Pharmaceutical Products
Date: 14 September 2006
Date: 14 September 2006

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

Annex 1.2.1
List of Additional Patents
[***]

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

Annex 1.2.42
Platform Patents
[***]

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

Annex 1.2.44
Proteins
[***]

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

Annex 3.1.1
Feasibility Program

Annex 3.1.1A
Outline of the Feasibility Program
[***]

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

Annex 4.4
Outline of the activities of the Parties under the Development Plan
[***]

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

Annex 4.17
Key elements of the Supply Agreement

Annex 8.2
[***]

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

Annex 12.1
Current Countries
[***]

* The list above is subject to further review by Teva

[***]	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the Securities and Exchange Commission.

Annex 14A.4
Timeline and detailed Description of the GCD Services